                                                                      EXHIBIT 11


                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS


                                                   THREE MONTHS ENDED        NINE MONTHS ENDED
                                                     SEPTEMBER 30,             SEPTEMBER 30,
                                                -----------------------   -----------------------
                                                   2000         1999         2000         1999
                                                ----------   ----------   ----------   ----------
Numerator:
   Net income for basic and
     diluted earnings per share                 $  285,000   $1,113,000   $  704,000   $2,015,000
                                                ----------   ----------   ----------   ----------


Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares                     3,981,664    3,981,664    3,981,664    3,979,423

   Effect of dilutive securities:
     Employee stock options                             --           --           --        7,973
                                                ----------   ----------   ----------   ----------

   Denominator for diluted earnings
     per common share -
     weighted-average shares                     3,981,664    3,981,664    3,981,664    3,987,396
                                                ==========   ==========   ==========   ==========


Basic earnings per common share                 $     0.07   $     0.28   $     0.18   $     0.51
                                                ==========   ==========   ==========   ==========

Diluted earnings per common share               $     0.07   $     0.28   $     0.18   $     0.51
                                                ==========   ==========   ==========   ==========